NEW ENGLAND FUNDS TRUST I
                           NEW ENGLAND FUNDS TRUST II
                           NEW ENGLAND FUNDS TRUST III

    Plan pursuant to Rule 18f-3(d) under the Investment Company Act of 1940

                As amended effective November __, 1995<F1>

     Each series ("Fund") of New England Funds Trust I, New England Funds Trust II and New England Funds Trust III (the "Trusts") may from time to time issue one or more of the following classes of shares: Class A shares, Class B shares, Class C shares and Class Y shares. Each class is subject to such investment minimums and other conditions of eligibility as are set forth in the Funds' prospectuses as from time to time in effect. The differences in expenses among these classes of shares, and the conversion and exchange features of each class of shares, are set forth below in this Plan, which is subject to change, to the extent permitted by law and by the Declaration of Trust and By-laws of each Trust, by action of the Board of Trustees of each Trust.

Initial Sales Charge

     Class A shares are offered at a public offering price that is equal to their net asset value ("NAV") plus a sales charge of up to 6.50% of the public offering price (which maximum may be less for certain Funds, as described in the Funds' prospectuses as from time to time in effect). The sales charges on Class A shares are subject to reduction or waiver as permitted by Rule 22d-1 under the Investment Company Act of 1940 (the "1940 Act") and as described in the Funds' prospectuses as from time to time in effect.

__________________________
<F>
<F1>  New England Funds Trust I and New England Funds Trust II have been offering multiple classes of shares, prior to the initial effectiveness of this Plan on May 1, 1995, pursuant to an exemptive order of the Securities and Exchange Commission. This Plan is intended to permit New England Funds Trust
I and New England Funds Trust II to offer multiple classes of shares pursuant to Rule 18f-3 under the Investment Company Act of 1940, without any change in the arrangements and expense allocations that have been approved by the Board of Trustees of each of New England Funds Trust I and New England Funds Trust II under such order of exemption.
</F>


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     Class B, Class C and Class Y shares are offered at their NAV, without an initial sales charge.

Contingent Deferred Sales Charge

     Purchases of Class A shares of $1 million or more that are redeemed within one year from purchase are subject to a contingent deferred sales charge (a "CDSC") of 1% of either the purchase price or the NAV of the shares redeemed, whichever is less. Class A shares are not otherwise subject to a CDSC.

     Class B shares that are redeemed within 5 years from purchase are subject to a CDSC of up to 4% of either the purchase price or the NAV of the shares redeemed, whichever is less; such percentage declines the longer the shares are held, as described in the Funds' prospectuses as from time to time in effect. Class B shares purchased with reinvested dividends or capital gain distributions are not subject to a CDSC.

     The CDSC on Class A and Class B shares is subject to reduction or waiver in certain circumstances, as permitted by Rule 6c-10 under the 1940 Act and as described in the Funds' prospectuses as from time to time in effect.

     Class C and Class Y shares are not subject to any CDSC.

Service, Administration and Distribution Fees

     Class A, Class B and Class C shares pay distribution and service fees pursuant to plans adopted pursuant to Rule 12b-1 under the 1940 Act (the "12b-1 Plans") for such classes. There is no 12b-1 Plan for Class Y shares.

     Class A, Class B and Class C shares each pay, pursuant to the 12b-1 Plans, a service fee of up to .25% per annum of the average daily net assets attributable to such class.

     Class A, Class B and Class C shares of New England International Equity Fund pay an administrative fee of .10% per annum of the average daily net assets attributable to such class, pursuant to an Administrative Services



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Agreement.  Class Y shares of such Fund pay an administrative fee of .05% per annum of the average daily net assets attributable to such class pursuant to such agreement.

     Class A shares do not pay a distribution fee, with the exception that the Class A shares of the following Funds pay, pursuant to the 12b-1 Plans, a distribution fee of up to .10% per annum of the average daily net assets of such Fund attributable to Class A shares: New England Massachusetts Tax Free Income Fund, New England High Income Fund and New England Limited Term U.S. Government Fund.

     Class B and Class C shares pay, pursuant to the 12b-1 Plans, a distribution fee of up to .75% per annum of the average daily net assets of such Fund attributable to such class of shares.

Conversion and Exchange Features

     Class B shares automatically convert to Class A shares of the same Fund eight years after purchase, except that Class B shares purchased through the reinvestment of dividends and other distributions on Class B shares convert to Class A shares at the same time as the shares with respect to which they were purchased are converted. Class A, Class C and Class Y shares do not convert to any other class of shares.

     Class A shares of any Fund may be exchanged, at the holder's option, for Class A shares of another Fund without the payment of a sales charge, except that if Class A shares of New England Adjustable Rate U.S. Government Fund are exchanged for shares of a Fund with a higher sales charge, then the difference in sales charges must be paid on the exchange; and except that Class A shares of New England Intermediate Term Tax Free Fund of New York and New England Intermediate Term Tax Free Fund of California must have been held for at least six months before the exchange privilege applies to such shares. The holding period for determining any CDSC will include the holding period of the shares exchanged. Class A shares may also be exchanged for Class A shares of New England Cash Management Trust or New England Tax Exempt Money Market Trust (the "Money Market Funds"), in which case the holding period for purposes of determining the expiration of the CDSC on such shares, if any, will stop and will resume only when an exchange is made back into Class A shares of a Fund. If such Money Market Fund shares are subsequently redeemed for cash, they will be subject to a CDSC to the same extent that the shares exchanged would have been subject to a CDSC at the time of the exchange into the Money Market Fund. Class A shares of a Money Market Fund so purchased may be exchanged for Class A



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shares of a Fund without sales charge or CDSC to the same extent as the Class A shares exchanged for the Money Market Fund Class A shares could have been so exchanged. The holding period for determining any CDSC for the acquired Fund shares will not include the period during which the Money Market Fund shares were held, but will include the holding period for the Class A Fund shares that were exchanged for the Money Market Fund shares.

     Class B shares of any Fund may be exchanged, at the holder's option, for Class B shares of another Fund, without the payment of a CDSC. The holding period for determining the CDSC and the conversion to Class A shares will include the holding period of the shares exchanged. Class B shares of any Fund may also be exchanged for Class B shares of a Money Market Fund, without the payment of a CDSC. If such Money Market Fund shares are subsequently redeemed for cash, they will be subject to a CDSC to the same extent that the shares exchanged would have been subject to a CDSC at the time of the exchange into the Money Market Fund. If such Money Market Fund shares are exchanged for Class B shares of a Fund, no CDSC will apply to the exchange, and the holding period for the acquired shares will include the holding period of the shares that were exchanged for the Money Market Fund shares (but not the period during which the Money Market Fund shares were held).

     Class C shares of any Fund may be exchanged for Class C shares of any other Fund that offers Class C shares, or for Class A shares of a Money Market Fund.

     Class Y shares of any Fund may be exchanged for Class Y shares of any other Fund that offers Class Y shares, or for Class A shares of a Money Market Fund.







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